Exhibit 10.1

PREFERRED STOCK PURCHASE AGREEMENT

between

DCP HOLDING COMPANY

and

TOTAL VISION SERVICES, LLC

Dated as of July 15, 2010

-i-

TABLE OF CONTENTS

(continued)

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INDEX TO EXHIBITS

EXHIBIT A	Amendment to Amended and Restated Articles of Incorporation

-iii-

PREFERRED STOCK PURCHASE AGREEMENT

This PREFERRED STOCK PURCHASE AGREEMENT (this “Agreement”), dated effective as of July 15, 2010, is made by and between DCP Holding Company, an Ohio corporation (the “Company”), and Total Vision Services, LLC, an Ohio limited liability company (the “Purchaser”). The Company and the Purchaser are sometimes individually referred to in this Agreement as a “Party” and collectively as the “Parties.”

WHEREAS, the Company desires to issue and sell to the Purchaser, and the Purchaser desires to purchase from the Company, an aggregate of 300 shares of the Company’s Redeemable Institutional Preferred Shares – 2010 (A) Series (the “Redeemable Institutional Preferred Shares”), for an aggregate purchase price of $300,000 in accordance with the terms and provisions hereof.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

THE PURCHASED SHARES

SECTION 1.01 Issuance, Sale and Purchase of the Redeemable Institutional Preferred Shares. Subject to the terms and conditions of this Agreement, at the Closing, the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase from the Company, 300 shares of the Redeemable Institutional Preferred Shares for the purchase price of $1,000 per share, with an aggregate purchase price of $300,000 (the “Purchase Price”). The Redeemable Institutional Preferred Shares shall have the rights, preferences, privileges, restrictions and other terms set forth in the Amendment to the Company’s Amended and Restated Articles of Incorporation in the form attached as Exhibit A hereto (the “Amendment”). The Company has, or on or before the Closing Date will have, adopted and filed the Amendment with the Secretary of State of the State of Ohio.

SECTION 1.02 Closing. The closing of the issuance, sale and purchase of the Redeemable Institutional Preferred Shares on the terms set forth herein shall take place at the offices of the Company, 100 Crowne Point Place, Cincinnati, Ohio 45241, at 3:00 p.m. Eastern Time on July 19, 2010, or at such other location, date and time as may be agreed upon between the Parties (such closing being referred to herein as the “Closing” and such date and time being referred to herein as the “Closing Date”). At the Closing, the Company shall issue and deliver to the Purchaser a stock certificate or certificates, registered in the name of the Purchaser, representing the Redeemable Institutional Preferred Shares being purchased by Purchaser at the Closing in exchange for the payment of the Purchase Price by the Purchaser to the Company pursuant to the wire instructions set forth on Schedule 1.02.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company Reports (as defined in Section 2.08), the Company hereby represents and warrants to the Purchaser as of the Closing Date as follows:

SECTION 2.01 Organization and Good Standing. The Company and each of its subsidiaries have been duly organized and are validly existing and in good standing under the laws of their respective jurisdictions of organization, are duly qualified to do business and are in good standing in each jurisdiction in which their respective ownership or lease of property or the conduct of their respective businesses requires such qualification, and have all power and authority necessary to own or hold their respective properties and to conduct the businesses in which they are engaged, except where the failure to be so qualified, in good standing or have such power or authority would not, individually or in the aggregate, have a material adverse effect on the Company and its subsidiaries taken as a whole or on the performance by the Company of its obligations under this Agreement (a “Material Adverse Effect”).

SECTION 2.02 Authorization and Binding Obligations. The Company has full right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder; and all action required to be taken for the due and proper authorization, execution and delivery by it of this Agreement and the consummation by it of the transactions contemplated hereby has been duly and validly taken. The Company has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery hereof by the Purchaser, this Agreement constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

SECTION 2.03 Capitalization. All issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable and are not subject to any preemptive rights. There are no options, warrants, calls, subscriptions, convertible securities or other rights, agreements or commitments which obligate the Company or any of its subsidiaries to issue, transfer, sell or register any shares of capital stock or other securities of the Company or any of its subsidiaries. There are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries. There are no outstanding stock appreciation rights, security-based performance units, “phantom” stock or other security rights or other agreements or arrangements pursuant to which any person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance or other attribute of the Company or any of its subsidiaries or assets or calculated in accordance therewith (other than payments or commissions to employees or agents of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practices). The Company has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter. There are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of capital stock of the Company.

SECTION 2.04 The Redeemable Institutional Preferred Shares. The Redeemable Institutional Preferred Shares to be issued and sold by the Company hereunder, when issued and delivered and paid for as provided herein, will be duly authorized, validly issued, fully paid and nonassessable. The issuance of the Redeemable Institutional Preferred Shares is not subject to any preemptive or similar rights.

SECTION 2.05 No Violation or Default. Neither the Company nor any of its subsidiaries is: (i) in violation of its articles of incorporation or code of regulations or similar organizational documents; (ii) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject; or (iii) in violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (ii) and (iii) above, for any such default or violation that would not, individually or in the aggregate, have a Material Adverse Effect.

SECTION 2.06 No Conflicts. The execution, delivery and performance by the Company of this Agreement, the issuance and sale of the Redeemable Institutional Preferred Shares and the consummation of the transactions contemplated by this Agreement will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, (ii) result in any violation of the provisions of the articles of incorporation or code of regulations or similar organizational documents of the Company or any of its subsidiaries or (iii) result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (i) and (iii) above, for any such conflict, breach, violation or default that would not, individually or in the aggregate, have a Material Adverse Effect.

SECTION 2.07 No Consents Required. Subject in part to the truth and accuracy of the Purchaser’s representations set forth in Article III of this Agreement, no consent, approval, authorization, order, license, registration or qualification of or with any court or arbitrator or governmental or regulatory authority is required to be obtained or made by the Company for the execution, delivery and performance by the Company of this Agreement, the issuance and sale of the Redeemable Institutional Preferred Shares and the consummation of the transactions contemplated by this Agreement.

SECTION 2.08 Financial Statements. The financial statements (including the related notes thereto) of the Company and its consolidated subsidiaries included or incorporated by reference in the reports filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) since December 31, 2009 (including exhibits and any amendments thereto or incorporated by reference therein, the “Company Reports”) comply in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended, as applicable, and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of the dates indicated and the results of their operations and the changes in their cash flows for the periods specified (subject, in the case of unaudited statements, to (i) such exceptions as may be permitted by Form 10-Q of the SEC and (ii) normal, recurring year-end audit adjustments which are not material in the aggregate). Such financial statements have been prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis throughout the periods covered thereby, except as may be noted therein.

SECTION 2.09 No Material Adverse Effect. Since the date of the most recent financial statements of the Company included or incorporated by reference in the Company Reports (i) there has not been any Material Adverse Effect and (ii) except for actions taken in connection with this Agreement or the transactions contemplated hereby, the Company and its subsidiaries have conducted their respective businesses only in the ordinary course.

SECTION 2.10 No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Article II, neither the Company nor any other person makes any representation or warranty with respect to the Company or its subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Purchaser or any of its affiliates or representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Company as of the Closing Date as follows:

SECTION 3.01 Organization and Good Standing. The Purchaser has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization, is duly qualified to do business and is in good standing in each jurisdiction in which its ownership or lease of property or the conduct of its business requires such qualification, and has all power and authority necessary to own or hold its properties and to conduct the businesses in which it is engaged, except where the failure to be so qualified, in good standing or have such power or authority would not, individually or in the aggregate, have a material adverse effect on the Purchaser or on the performance by the Purchaser of its obligations under this Agreement (a “Purchaser Material Adverse Effect”).

SECTION 3.02 Authorization and Binding Obligations. The Purchaser has full right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder; and all action required to be taken for the due and proper authorization, execution and delivery by it of this Agreement and the consummation by it of the transactions contemplated hereby has been duly and validly taken. The Purchaser has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery hereof by the Company, this Agreement constitutes the valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

SECTION 3.03 No Conflicts. The execution, delivery and performance by the Purchaser of this Agreement and the consummation of the transactions contemplated by this Agreement will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Purchaser pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Purchaser is a party or by which it is bound or to which any of its properties or assets is subject, (ii) result in any violation of the provisions of the articles of organization or operating agreement or similar organizational documents of the Purchaser or (iii) result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (i) and (iii) above, for any such conflict, breach, violation or default that would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.

SECTION 3.04 No Consents Required. No consent, approval, authorization, order, license, registration or qualification of or with any court or arbitrator or governmental or regulatory authority is required to be obtained or made by the Purchaser for the execution, delivery and performance by the Purchaser of this Agreement and the consummation of the transactions contemplated by this Agreement.

SECTION 3.05 Purchase Entirely for Own Account. The Purchaser is acquiring the Redeemable Institutional Preferred Shares for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof in violation of the Securities Act.

SECTION 3.06 Accredited Investor. The Purchaser is an “accredited investor” within the meaning of Rule 501 promulgated under the Securities Act.

SECTION 3.07 Investment Experience. The Purchaser has such knowledge and experience in financial and business matters so as to be able to evaluate the risks and merits of its investment in the Company and it is able financially to bear the risks thereof.

SECTION 3.08 Disclosure of Information. The Purchaser has reviewed the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010 and has had an opportunity to discuss the Company’s business, management and financial affairs with the Company’s management. The Purchaser understands that (i) the Redeemable Institutional Preferred Shares have not been registered under the Securities Act or any state securities or blue sky laws by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof, (ii) no public agency has reviewed the accuracy or adequacy of any information furnished to the Purchaser and the Purchaser’s representatives in connection with the Purchaser’s purchase of the Redeemable Institutional Preferred Shares and the Company has not taken any action to obtain from any governmental authority an exemption from such registration, (iii) there will be no public market for the Redeemable Institutional Preferred Shares, the Redeemable Institutional Preferred Shares will not be readily salable and it may be impossible to sell or otherwise dispose of any of the Redeemable Institutional Preferred Shares, (iv) the Redeemable Institutional Preferred Shares are subject to other restrictions on transfer under other provisions of the Company’s Amended and Restated Code of Regulations, (v) the Redeemable Institutional Preferred Shares must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration (and the Company has received an opinion from counsel satisfactory to the Company that no registration is required), the Redeemable Institutional Preferred Shares will bear a legend to such effect, and the Company will make a notation on its transfer books to such effect, and (vi) even if the Redeemable Institutional Preferred Shares are subsequently registered or qualified under the Securities Act and registered or qualified under state securities or blue sky laws, or an exemption from such registration and qualification is available, the amount or percentage of the Redeemable Institutional Preferred Shares that may be sold or transferred may be limited by applicable federal and state laws, rules and regulations. The Purchaser is not relying upon any representation or warranty of any employee, officer or director of the Company other than as provided herein.

ARTICLE IV

CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER

The obligation of the Purchaser to purchase and pay for the Purchased Shares on the Closing Date is, at its option, subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived by the Purchaser:

SECTION 4.01 Stock Certificates. The Purchaser shall have received a certificate or certificates representing the Redeemable Institutional Preferred Shares.

SECTION 4.02 Amendment. The Amendment shall have been duly filed with and accepted by the Secretary of State of the State of Ohio.

SECTION 4.03 Representations and Warranties. The representations and warranties contained in Article II shall be true and correct in all material respects, and an executive officer of the Company shall have certified to such effect to the Purchaser in writing.

SECTION 4.04 Performance. The Company shall have performed and complied in all material respects with all agreements contained herein required to be performed or complied with by it prior to or on the Closing Date and an executive officer of the Company shall have certified to the Purchaser in writing to such effect.

SECTION 4.05 Closing Certificates. The Purchaser shall have received copies of the following certificates and other documents:

(a) the Amendment, certified as of a recent date by the Secretary of State of the State of Ohio;

(b) a certificate of the Secretary of State of the State of Ohio, dated as of a recent date, as to the good standing of the Company; and

(c) a certificate of the Secretary of the Company dated the Closing Date and certifying:

(i) that attached thereto is a true and complete copy of the Amended and Restated Code of Regulations of the Company as in effect on the date of such certification; and

(ii) that attached thereto is a true and complete copy of all resolutions adopted by the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement, the issuance, sale and delivery of the Redeemable Institutional Preferred Shares, the Amendment and that all such resolutions are in full force and effect.

SECTION 4.06 No Actions or Proceedings. No action or proceeding by or before any court, administrative body or governmental agency shall have been instituted or threatened which seeks to enjoin, restrain or prohibit this Agreement or the consummation of the transactions contemplated by this Agreement. No law or regulation shall be in effect and no court order shall have been entered in any action or proceeding instituted by any party which enjoins, restrains or prohibits this Agreement or the consummation of the transactions contemplated by this Agreement.

ARTICLE V

CONDITIONS TO THE OBLIGATIONS OF THE COMPANY

The obligation of the Company to issue and sell the Redeemable Institutional Preferred Shares on the Closing Date is, at is option, subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived by the Company:

SECTION 5.01 Representations and Warranties. The representations and warranties contained in Article III shall be true and correct in all material respects, and an executive officer of the Purchaser shall have certified to such effect to the Company in writing.

SECTION 5.02 Performance. The Purchaser shall have performed and complied in all material respects with all agreements contained herein required to be performed or complied with by it prior to or on the Closing Date and an executive officer of the Purchaser shall have certified to the Company in writing to such effect.

SECTION 5.03 No Actions or Proceedings. No action or proceeding by or before any court, administrative body or governmental agency shall have been instituted or threatened which seeks to enjoin, restrain or prohibit this Agreement or the consummation of the transactions contemplated by this Agreement. No law or regulation shall be in effect and no court order shall have been entered in any action or proceeding instituted by any party which enjoins, restrains or prohibits this Agreement or the consummation of the transactions contemplated by this Agreement.

ARTICLE VI

INDEMNIFICATION

SECTION 6.01 Survival. All covenants, agreements, representations and warranties made by either Party in this Agreement or any certificate or instrument delivered pursuant to or in connection with this Agreement, and the indemnification obligations of the Parties with respect thereto, shall survive the execution and delivery of this Agreement and the Closing.

SECTION 6.02 Indemnification of the Purchaser. The Company shall indemnify and hold harmless the Purchaser and each affiliate, member, manager, officer, employee, agent, representative and successor in interest of the Purchaser (the “Purchaser Indemnified Parties”) from and against any and all losses, liabilities, damages, demands, claims, suits, actions, judgments or causes of action, assessments, costs and expenses, including interest, penalties, reasonable attorneys’ fees, any and all reasonable expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation (collectively, “Damages”) asserted against, resulting to, imposed upon, or incurred or suffered by the Purchaser Indemnified Parties, directly or indirectly, as a result of or arising from (i) any inaccuracy in or breach of any of the representations and warranties made by the Company in this Agreement or (ii) any breach of or nonperformance by the Company of its covenants, agreements or other obligations under this Agreement.

SECTION 6.03 Indemnification of the Company. The Purchaser shall indemnify and hold harmless the Company and each affiliate, shareholder, officer, employee, agent, representative and successor in interest of the Company ( the “Company Indemnified Parties”) from and against any and all Damages, asserted against, resulting to, imposed upon, or incurred or suffered by the Company Indemnified Parties, directly or indirectly, as a result of or arising from (i) any inaccuracy in or breach of any of the representations and warranties made by the Purchaser in this Agreement or (ii) any breach of or nonperformance by the Purchaser of its covenants, agreements or other obligations under this Agreement.

SECTION 6.04 Exclusive Remedies. The remedies provided in this Article VI shall be deemed the sole and exclusive remedies of the Parties with respect to this Agreement and the transactions contemplated hereby after the Closing, except for any equitable relief to which any Party may be entitled or in the case of fraud, and no Party shall pursue or seek to pursue any other remedy.

ARTICLE VII

MISCELLANEOUS

SECTION 7.01 Brokerage. Each Party hereto will indemnify and hold harmless the others against and in respect of any claim for brokerage or other commissions relative to this Agreement or to the transactions contemplated hereby, based in any way on agreements, arrangements or understandings made or claimed to have been made by such Party with any third party.

SECTION 7.02 Expenses. Each Party shall pay all of its own fees and expenses incurred in connection with the negotiation, preparation and execution of this Agreement.

SECTION 7.03 Parties in Interest. All representations, covenants and agreements contained in this Agreement by or on behalf of either of the Parties shall bind and inure to the benefit of the respective successors and assigns of the Parties whether so expressed or not.

SECTION 7.04 Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be delivered by hand, sent by a nationally recognized overnight delivery service, mailed by certified or registered mail, return receipt requested, or sent by telecopier or telex or email, addressed as follows:

If to the Company:

DCP Holding Company

100 Crowne Point Place

Sharonville, OH 45241

Attention: Robert C. Hodgkins, Jr., Vice President and Chief Financial Officer

Facsimile: (513) 554-3187

E mail: rhodgkins@dentalcareplus.com

With a copy to:

Baker & Hostetler LLP

312 Walnut Street

Suite 3200

Cincinnati, OH 45202

Attention: Thomas W. Kahle

Facsimile: (513) 929-0303

E mail: tkahle@bakerlaw.com

If to the Purchaser:

Total Vision Services, LLC

2130 Osterfeld Avenue

Cincinnati, Ohio 45214

Attention: Vince Thoma, President

Facsimile: (513) 921-3456

E mail: vthoma@totalvisionservices.com

With a copy to:

Katz Teller Brant & Hild

255 East Fifth Street, Suite 2400

Cincinnati, Ohio 45202

Attention: Matthew A. Kitchen

Facsimile: (513) 762-0023

E mail: mkitchen@katzteller.com

or, in any such case, at such other address or addresses as shall have been furnished in writing by such Party to the others.

SECTION 7.05 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

SECTION 7.06 Entire Agreement. This Agreement, including the Schedules and Exhibits hereto, constitutes the sole and entire agreement of the Parties with respect to the subject matter hereof. All Schedules and Exhibits hereto are hereby incorporated herein by reference.

SECTION 7.07 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SECTION 7.08 Amendments. This Agreement may be amended or modified with the written consent of the Company and the Purchaser.

SECTION 7.09 Severability. If any provision of this Agreement shall be declared void or unenforceable by any judicial or administrative authority, the validity of any other provision and of the entire Agreement shall not be affected thereby.

SECTION 7.10 Headings and Subheadings. The headings and subheadings used in this Agreement are for convenience only and are not to be considered in construing or interpreting any term or provision of this Agreement.

SECTION 7.11 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns, except for the rights of the Purchaser Indemnified Parties and Company Indemnified Parties under Article VI of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the undersigned have executed this Preferred Stock Purchase Agreement as of the date first set forth above.

COMPANY:

DCP HOLDING COMPANY

By:	/s/ Anthony A. Cook
Name:	Anthony A. Cook
Title:	President and Chief Executive Officer

PURCHASER:

TOTAL VISION SERVICES, LLC

By:	/s/ Lance P. Snarr
Name:	Lance P. Snarr
Title:	Chief Executive Officer

Exhibit A

Certificate

of

Amendment

to

Amended and Restated Articles of Incorporation

of

DCP Holding Company

The following amendment to the Amended and Restated Articles of Incorporation of DCP Holding Company (the “Corporation”), adopted in accordance with Article FOURTH, Section B.1. of the Amended and Restated Articles of Incorporation, was adopted by the Board of Directors on July 14, 2010, at a meeting of the Board of Directors on that date pursuant to the authority of Section 1701.70(B) and 1701.73(A) and (C) of the Ohio Revised Code.

RESOLVED, that, pursuant to authority expressly vested in the Board of Directors of the Corporation by the provisions of the Amended and Restated Articles of Incorporation of the Corporation, the Board of Directors of the Corporation duly adopted the following amendment to the Amended and Restated Articles of Incorporation of the Corporation; and

FURTHER RESOLVED, that the Amended and Restated Articles of Incorporation of the Corporation be, and hereby are, amended by adding at the end of Section B of Article FOURTH a new subsection 7 that reads as follows:

7. THE REDEEMABLE INSTITUTIONAL PREFERRED SHARES – 2010 (A) SERIES

The Redeemable Institutional Preferred Shares shall have the following express terms:

(a) DESIGNATION, AMOUNT AND SERIES. Of the 100,000 authorized Preferred Shares, 300 are designated as the “Redeemable Institutional Preferred Shares – 2010 (A) Series” (the “Redeemable Institutional Preferred Shares”). The Redeemable Institutional Preferred Shares have the express terms set forth in this Section B of Article FOURTH as being applicable to all Preferred Shares as a class and, in addition, the following express terms. All series of Redeemable Institutional Preferred Shares will rank pari passu in all rights and preferences and be treated as a single class of shares except as otherwise provided herein or may be required by law.

(b) REDEEMABLE INSTITUTIONAL PREFERRED SHARES – 2010 (A) OWNERS. Only “accredited investors” within the meaning of Rule 501 promulgated under the Securities Act of 1933, as amended (“Redeemable Institutional Preferred Eligible Owners”).

(c) CONSIDERATION FOR ISSUANCE. The per share purchase price for the Redeemable Institutional Preferred Shares will be $1,000 (the “Issue Price”).

(d) DIVIDENDS AND DISTRIBUTIONS. The annual dividend payable on each Redeemable Institutional Preferred Share shall be (i) in respect of the dividend payable in 2011, 5% of the per share Issue Price, prorated based on the number of days which the Redeemable Institutional Preferred Share was outstanding in 2010; and (ii) in respect of the dividends payable in 2012 (for 2011) and all years thereafter, 5% of the book value of a Redeemable Institutional Preferred Share on December 31 of the preceding year, prorated based on the number of days which the Redeemable Institutional Preferred Share was outstanding in the preceding year. Dividends, once declared by the Company’s Board of Directors, shall be payable annually on or before January 31 of the following calendar year to each holder of a Redeemable Institutional Preferred Share who was a record holder of such share on the prior December 31st. If not paid the dividend on each Redeemable Institutional Preferred Share shall cumulate and compound annually. Any unpaid accrued dividend amounts shall be payable upon a liquidation or redemption and such payment shall have priority over any payments or distributions to the holders of the Common Shares. In the event that a Redeemable Institutional Preferred Share is not outstanding for the entire year, the dividend shall be proportionately reduced based on the number of days in the year the Redeemable Institutional Preferred Share was outstanding.

(e) VOTING RIGHTS.

(i) Except as provided in subsection (ii) or as required by law the Redeemable Institutional Preferred Shares shall have no voting rights.

(ii) So long as any Redeemable Institutional Preferred Shares are outstanding, the Corporation may not, without the consent of the holders of at least two-thirds of the Redeemable Institutional Preferred Shares, by amendment, merger, consolidation or otherwise purchase or redeem or pay any dividend on any capital stock of the Corporation prior to the Redeemable Institutional Preferred Shares, other than (A) Common Shares repurchased from former directors or employees in connection with the cessation of their services or employment at a price not greater than book value as of the month-end immediately preceding their termination date or (B) shares repurchased pursuant to the Corporation’s Amended and Restated Code of Regulations

(f) RESTRICTIONS ON TRANSFER OF REDEEMABLE INSTITUTIONAL PREFERRED SHARES.

(i) No transfers. Except as specifically provided in this subsection (f), no legal or beneficial holder of Redeemable Institutional Preferred Shares may transfer, gift, sell or assign any Redeemable Institutional Preferred Share or interests therein, legal or equitable, whether now owned or hereafter acquired, or authorize, permit or suffer any such transfer, gift, sale or assignment. Any attempted transfer, gift, sale or assignment of Redeemable Institutional Preferred Shares or any interest therein not in compliance with this subsection (f) will be null and void ab initio as against the Corporation and all other persons, including but not limited to the transferor and transferee. Without limiting the generality of the foregoing, no transfer, gift, sale or assignment will be permitted or recognized, even if permitted by any other provision of this subsection (f), unless each of the following conditions is satisfied in the judgment of, or waived in writing by, the Board of Directors in its discretion: (A) the transferor complies with all of the applicable provisions of this subsection (f); (B) the transferor and transferee each execute, acknowledge and deliver to the Corporation such instruments of transfer, assignment and assumption with respect to such transfer and such other instruments, acknowledgements and documents as may be reasonably deemed necessary by, and in form and substance reasonably satisfactory to, the Corporation to establish or evidence compliance with the provisions of this subsection (f); (C) the Corporation shall have received, at the expense of the parties to the transfer, an opinion of counsel of the Corporation (or other counsel acceptable to counsel of the Corporation) to the effect that such transfer is exempt from registration under the Securities Act of 1933, as amended, and is in compliance with all applicable federal and state securities laws and regulations; provided, however, the Board of Directors, in its sole discretion, may waive such opinion requirement; and (D) the transfer does not cause any breach or violation of, cause an event of default under, or result in acceleration of maturity of any indebtedness or other obligations under, any contract, note, mortgage, loan or other instrument or document to which the Corporation or any of its subsidiaries is a party or by which any of its or their assets or properties is bound.

(ii) Permitted Transfers to Certain Purchasers and Corporation’s Right of First Refusal. If a holder of Redeemable Institutional Preferred Shares desires to accept a bona fide offer from a Redeemable Institutional Preferred Eligible Owner for the purchase of all (but not less than all) of the Redeemable Institutional Preferred Shares owned by such holder (the “Offered Shares”), such holder shall promptly deliver to the Corporation a written offer (the “Offer”) to sell the Offered Shares to the Corporation on terms and conditions not less favorable to the Corporation than those under which such holder proposes to transfer the Offered Shares to the proposed transferee. The Offer shall disclose the identity of the proposed transferee, the agreed terms of the proposed transfer (including a date certain on which the transfer will be abandoned and terminated if not then consummated) and any other material facts relating to the proposed transfer and proof that the proposed transferee is a Redeemable Institutional Preferred Eligible Owner. Within 10 days after receipt of the Offer, the Corporation may give written notice to such holder of the Corporation’s intent to purchase all of the Offered Shares within 10 days on substantially the same terms and conditions as set forth in the Offer. If the Corporation does not exercise its purchase right under this subsection (f)(ii), upon the approval of the Board of Directors, which shall not be unreasonably withheld so long as the proposed transferee is a Redeemable Institutional Preferred Eligible Owner and the requirements for transfer set forth in subsection (i) above are satisfied or waived by the Board of Directors, the transferor may thereafter transfer all (but not less than all) of the Offered Shares to the transferee identified in the Offer upon the terms and conditions specified in the Offer; provided that transfer or sale must be consummated or abandoned and terminated by a date certain set forth in the Offer, but in any event not later than 10 days after the Board of Directors approves such transfer.

(g) PUT AND CALL RIGHTS.

(i) The holders of Redeemable Institutional Preferred Shares shall have the right, exercisable upon written notice to the Corporation (the “Put Notice”), to require the Corporation to redeem from such holder all or any portion of the Redeemable Institutional Preferred Shares held by such holder on the terms set forth in this subsection (g).

(ii) The Company shall have the right (the “Call”), exercisable upon written notice to a holder of Redeemable Institutional Preferred Shares (the “Call Notice”), to redeem from such holder all or any portion of the Redeemable Institutional Preferred Shares held by such holder on the terms set forth in this subsection (g).

(iii) Within 180 days after the Company’s receipt of a Put Notice or a holder’s receipt of a Call Notice, as the case may be, and, in the case of the exercise by the Company of the Call, no earlier than 30 days after a holder’s receipt of a Call Notice, the Company shall redeem and repurchase from the holder, and such holder shall sell and deliver to the Company, the number of Redeemable Institutional Preferred Shares specified in the Put Notice or the Call Notice, as the case may be, and the Company shall pay the Put Price or the Call Price, as the case may be, to such holder. At the closing (the “Closing”) of the redemption and sale of the Redeemable Institutional Preferred Shares pursuant to this subsection (g), the selling holder of the Redeemable Institutional Preferred Shares shall deliver to the Company such instruments and documents as shall be necessary or appropriate to transfer the Redeemable Institutional Preferred Shares being sold by such holder to the Company, and the Company shall redeem and accept such Redeemable Institutional Preferred Shares and shall pay the Put Price or the Call Price, as the case may be, to such holder by wire transfer of immediately available funds to the account of such holder provided in writing by such holder to the Company. At the Closing, the selling holder of Redeemable Institutional Preferred Shares shall provide the Company with a certificate, executed on behalf of such holder by an authorized officer thereof, to the effect that such holder has good and valid title to the Redeemable Institutional Preferred Shares being sold, free and clear of all liens, other than restrictions on transfer pursuant to these Amended and Restated Articles of Incorporation and the Company’s Amended and Restated Code of Regulations.

(iv) For purposes of this subsection (g) and, in the case of subsection (D) below, also for purposes of subsection (h):

(A) The “Put Price” for each Redeemable Institutional Preferred Share being redeemed by the Company shall be (1) in the event that the Calculation Date (as defined below) is prior to January 31, 2015 (the “Price Adjustment Date”), an amount equal to (i) 90% of the Adjusted Book Value per Redeemable Institutional Preferred Share (as defined below), plus (ii) all accrued, but unpaid, dividends on each Redeemable Institutional Preferred Share or (2) in the event that the Calculation Date is after the Price Adjustment Date, an amount equal to 100% of the Adjusted Book Value per Redeemable Institutional Preferred Share, plus all accrued, but unpaid, dividends on each Redeemable Institutional Preferred Share.

(B) The “Call Price” for each Redeemable Institutional Preferred Share being redeemed by the Company shall be (1) in the event that the Calculation Date is prior to the Price Adjustment Date, an amount equal to 110% of the Adjusted Book Value per Redeemable Institutional Preferred Share, plus all accrued, but unpaid, dividends on each Redeemable Institutional Preferred Share or (2) in the event that the Calculation Date is after the Price Adjustment Date, an amount equal to 100% of the Adjusted Book Value per

Redeemable Institutional Preferred Share, plus all accrued, but unpaid, dividends on each Redeemable Institutional Preferred Share.

(C) The “Calculation Date” shall be the last day of the month immediately preceding the date of the Company’s receipt of a Put Notice or the date of a holder’s receipt of a Call Notice, as the case may be.

(D) The “Adjusted Book Value per Redeemable Institutional Preferred Share” shall be an amount determined in accordance with Generally Accepted Accounting Principles and the following:

(1) At of the end of each month after July 1, 2010, 2010, the book value of the Company’s Preferred Shares, including the Redeemable Institutional Preferred Shares and the Provider Preferred Shares, and Common Shares shall be adjusted as follows:

first, net earnings or net losses of the Company (constituting net income or loss plus other comprehensive income or loss) for the completed monthly period will be reduced by the amount of the dividend payable on the Redeemable Institutional Preferred Share; and

thereafter, the net earnings or net losses of the Company from the completed monthly period, as adjusted pursuant to the immediately preceding paragraph, will be allocated among the Preferred Shares, including the Redeemable Institutional Preferred Shares and the Provider Preferred Shares, and Common Shares based upon their respective and relative percentages of the total equity of the Company, based upon 50% of the aggregate book value of the Redeemable Institutional Preferred Shares, 100% of the aggregate book value of the Provider Preferred Shares, and based on a percentage of the aggregate book value of other Preferred Shares to be determined subject to the terms of any series of Preferred Shares as may be fixed by the Board of Directors, and 100% of the aggregate book value of the Common Shares, in each case as of the month end date immediately preceding the monthly period in question.

(2) After the allocation of net earnings or net losses to the Preferred Shares, including the Redeemable Institutional Preferred Shares and the Provider Preferred Shares, and Common Shares pursuant to subsection (D)(1) above, the aggregate book value of the Preferred Shares, including the Redeemable Institutional Preferred Shares and the Provider Preferred Shares, and Common Shares will be adjusted for any purchases or redemptions thereof during the monthly period.

(3) The adjusted aggregate book values of the Preferred Shares, including the Redeemable Institutional Preferred Shares and the Provider Preferred Shares, and Common Shares pursuant to this subsection (D) will be used as the basis of the allocation of the net earnings or net losses of the Company in the following monthly period.

(h) LIQUIDATION, DISSOLUTION OR WINDING UP. Notwithstanding Section B.4(b) of this Article FOURTH, in the event of any liquidation, dissolution or winding up of the Corporation, any merger or consolidation involving the Corporation (other than one in which shareholders of the Corporation own a majority by voting power of the outstanding shares of the surviving or acquiring corporation), or any sale, lease, transfer or other disposition of all or substantially all of the assets of the Corporation, the holders of the Redeemable Institutional Preferred Shares shall be entitled to payment of 100% of the Adjusted Book Value per Redeemable Institutional Preferred Share, plus all accrued, but unpaid, dividends on each Redeemable Institutional Preferred Share, and such payment shall be equal to the rights to any payments to the holders of Provider Preferred Shares and shall be senior to any right of payment to the holders of Common Shares and the Common Shares shall rank junior to the Redeemable Institutional Preferred Shares.

IN WITNESS WHEREOF, the undersigned has executed this instrument as of July 19, 2010.

/s/ Fred J. Bronson, DDS
Fred Bronson, DDS
Secretary